EXHIBIT 99.11
THINK PARTNERSHIP INC.
CONFIDENTIALITY AGREEMENT
THIS CONFIDENTIALITY AGREEMENT dated as of date last appearing below, by and between THINK PARTNERSHIP INC., a Nevada corporation (“THK”), and Magnetar Capital LLC and its affiliates (the “Undersigned”).
WHEREAS, at the Undersigned’s request, THK has made or will make available to the Undersigned certain confidential, non-public and/or material or proprietary information for the sole purpose of, and use by the Undersigned in understanding THK’s management and direction and providing such comments, views and recommendations as the Undersigned may wish to make regarding THK’s management and direction (the “Purpose”). Such information, whether furnished to the Undersigned at any time on, before or after the date of this Agreement (the “Confidential Information”), together with data, analysis, compilations, studies or other documents prepared by the Undersigned, or by the Undersigned’s agents or representatives (including attorneys, accountants and advisors) which contain or reflect such Confidential Information or the Undersigned’s review of, or interest in, the Confidential Information, is hereinafter referred to as the “Information.”
NOW, THEREFORE, in consideration the mutual promises hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree to the terms and conditions hereof.
1. The Undersigned agrees to keep the Information confidential, and to disclose the Information only to those representatives, agents, affiliates and advisors of the Undersigned or any associated Undersigned who have a specific need to know in conjunction with the Purpose. The Undersigned shall require such representatives, agents, affiliates and advisors to abide by the terms of this Agreement to the same extent that the Undersigned is required to do so and to acknowledge in signed writings that they are so bound. Under no circumstances may the Undersigned to any extent disclose the Confidential Information to any third party, however described (other than representatives, agents, and advisors of the Undersigned in compliance with the conditions above provided), without the express, prior written consent of THK. The Undersigned shall be responsible for any breach of the terms of this Agreement by any of the foregoing persons.
2. Subject to the provisions of Paragraph 4 hereof, the Undersigned agrees to abide by THK’s determination that the Information is confidential and to make all necessary and appropriate efforts to keep the Information, and all material prepared by the Undersigned or the Undersigned’s representatives which reflects such Information, confidential. The Undersigned acknowledges that to the extent the Information is “material non-public information,” the Undersigned will be restricted from trading in the Company’s securities and also agrees not to use the Information for any other purpose, including, but not limited to, any competitive purpose, or in violation of any applicable law, regulation or ruling, including, but not limited to, US securities laws or rules and regulations promulgated by the US Securities and Exchange Commission. The Undersigned represents and warrants that it will fully comply with all laws, rules and regulations regarding its receipt, use and disclosure of the Information.
3. Intentionally omitted.
4. This Agreement shall not apply to Information which (i) is or becomes generally available to the public other than as a result of disclosure by the Undersigned, or (ii) was or becomes available to the Undersigned on a non-confidential basis, provided that such source is not known to be bound by a confidentiality Agreement concerning that Information with the Undersigned, the Undersigned’s representatives or THK and did not violate any law, rule or regulation in making the Information available, (iii) is disclosed in accordance with an order of a court of competent jurisdiction, provided that the Undersigned shall inform THK promptly of receipt of any legal process and allow THK to oppose the disclosure thereof in any legal proceeding, at THK’s sole discretion or (iv) is independently developed by the Undersigned without reliance upon Information. Nothing herein is intended to prohibit or otherwise restrict disclosure or use of the Information if such disclosure or use is required pursuant to litigation between the Undersigned and THK, its officers, directors, agents, employees and/or other affiliates thereof.
5. The Undersigned agrees that THK shall be entitled to equitable relief, including injunction and specific performance together with attorneys’ fees, in the event of any breach of the provisions of this Agreement. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Agreement by the Undersigned or the Undersigned’s representatives but shall be in addition to all other remedies available at law or equity.
6. The Undersigned acknowledges that each of such terms and conditions are necessary to preserve the confidentiality of the Information, and that a breach of any of such terms and conditions might result in irreparable damage to THK in an amount now impossible to calculate. No rights to use the Information other than those expressly set forth herein shall be implied from this Agreement. Absolutely no license is granted by this Agreement, directly or indirectly, under any patent or intellectual property right. This Agreement shall be governed interpreted by the laws of the State of Florida, United States of America. The Undersigned hereby irrevocably submits to and accepts the exclusive jurisdiction of an appropriate state or federal court in the State of Florida for any resolution of any dispute or controversy regarding this Agreement. This Agreement constitutes the entire Agreement between THK and the Undersigned with respect to the subject matter hereof and supersedes any and all prior Agreements, understandings, representations and warranties relating thereto. No change, modification, alteration or addition to any provision of this Agreement shall be binding or of any force and effect unless made in writing and signed by authorized representatives of each party. This Agreement shall be binding on the Undersigned’s heirs, executors, administrators, successors, and assignees. Notwithstanding anything to the contrary contained herein, this Agreement shall expire one (1) week from the date hereof.
IN WITNESS WHEREOF, the parties hereto have caused this Confidentiality Agreement to be signed in their respective names.

THINK PARTNERSHIP INC.

By:	/s/ Vaughn W. Duff
Vaughn W. Duff, Secretary

MAGNETAR CAPITAL LLC
(Please Print)

By:	/s/ Doug Litowitz
Name:	Doug Litowitz
Title:	Counsel

Dated: April 7, 2008